EXHIBIT 99.2

CONTACT:	David Dick Chief Financial Officer 212-590-6200 ICR Jean Fontana 646-277-1214

dELiA*s Announces Participation in the 15th Annual ICR XChange Conference

Provides Update on November/December Performance

New York, NY – January 7, 2013 – dELiA*s, Inc. (NASDAQ: DLIA), today announced that the Company will be presenting at the 15th Annual ICR XChange Conference held at the Fontainebleau Miami Beach in Miami, FL, on Wednesday, January 16, 2013 at 3:15 pm Eastern Standard Time. David Dick, Chief Financial Officer and Dyan Jozwick, President, dELiA*s Brand will host the presentation.

The presentation will also be available via live webcast and interested parties can access the event at the dELiA*s, Inc. website, www.deliasinc.com, in the Company/Investor Relations section. A replay of the presentation will be available for 30 days following the presentation.

Additionally, the Company today provided an update on November/December performance. For the combined November and December period, total Company revenue decreased 2.2% to $50.4 million compared to the same period in fiscal 2011. Revenue from the retail segment decreased 4.4% to $26.3 million, due to a reduction in store count, partially offset by a comparable store sales increase of 2.2%. Revenue for the direct segment remained flat at $24.1 million, with sales for the dELiA*s brand increasing double digits, offset by a double digit decrease in the Alloy business. For the combined November and December period, total merchandise margins increased approximately 30 basis points compared to the prior year period. Based on these results, the Company now expects year-end cash and cash equivalents of $19 million to $22 million.

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company comprised of two lifestyle brands marketing to teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories and footwear to consumers through direct mail catalogs, websites, and dELiA*s mall-based retail stores.

Forward-Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.